EXHIBIT 23

                       Consent of Independent Accountants

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-57924, No. 33-54158, and No. 33-51655) of Quaker Chemical Corporation of our report dated February 21, 1996 appearing on page 29 of the 1995 Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K.




PRICE WATERHOUSE LLP


Philadelphia, PA
March 29, 1996